Exhibit 99.1

For Immediate Release

Contacts:
William R. Gargiulo, Jr	231.526.1244
Donna Felch	312.595.9742

The Female Health Company Doubles its Stock Repurchase Program and Gives Financial Guidance for FY 2008

CHICAGO, Illinois – (April 3, 2008) - The Female Health Company (AMEX: FHC) announced today that the program initiated in January 2007 to repurchase up to 1,000,000 shares of the Company's common stock has been expanded to up to 2,000,000 shares and has been extended until December 31, 2009.  Through March 31, 2008, the Company had repurchased approximately 430,000 shares for $1,015,000 under this program.

The Company's Board of Directors approved the program expansion and extension because it believes the market has undervalued its stock and that repurchasing it is a good use of surplus cash.

The shares may be purchased from time to time in open market transactions or negotiated transactions at the Company's discretion, subject to market conditions and other factors, including regulatory considerations.

O. B. Parrish, Chairman of the Board and Chief Executive Officer of the Female Health Company, said "The growing demand for the female condom permits the Company to begin providing financial guidance on an annual basis.  For the fiscal year ending September 30, 2008, unit sales are expected to increase in the range of 20-25% from unit sales of 25.9 million female condoms in fiscal 2007.  Pre-tax income (which excludes any potential tax benefit from the tax loss carryforwards described below) is expected to increase in the range of 100%-125% over fiscal 2007.  In fiscal 2007, the Company reported pre-tax income of $868,913, or 3 cents per diluted share, which was exclusive of tax benefits.  The Company recorded its first tax benefit of $825,000, or 3 cents per diluted share, in the fourth quarter of fiscal 2007."

The Company has U.K. and U.S. tax loss carryforwards of approximately $88 million and $66 million, respectively.  Contingent on financial results and the outlook for subsequent periods, the Company may take additional tax benefits in fiscal 2008.  The tax loss carryforwards are primarily attributable to the development and launch of the female condom.

Key factors which impact results include the rate at which customers convert to FC2, the Company's lower-priced, higher margin second generation product, the impact of this product mix on revenues and earnings, and the level of spending in global, national and local HIV/AIDS prevention programs in which the female condom is included.

About The Female Health Company  –

The Female Health Company (FHC), headquartered in Chicago, IL, is the maker of the FC Female Condom (FC1 and FC2), a revolutionary option offering women dual protection against both sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. FHC was created as a worldwide company in February 1996 with the purchase of Chartex Resources Ltd., the holder of exclusive worldwide rights to FC1. The Company holds exclusive product and technology patents for FC1 in the United States, Australia, Brazil, Canada, France, Germany, Italy, Spain, the United Kingdom, the People’s Republic of China, South Korea and Japan.  Patents are pending for FC2.  FHC is the sole manufacturer and marketer of  the FC1 and FC2 female condoms in the world.  The Female Health Company and its partners currently market the Female Condom under FC Female Condom®, FC2 Female Condom®, Reality®, Femidom®, Femy®, and Care® in the rest of the world.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  –

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company's financial guidance for fiscal 2008 and the Company's plans with respect to its stock repurchase program.  These statements are based upon the Company's current plan and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communication and Securities and Exchange Commission filings, including the Company’s Form 10-KSB for the fiscal year ended September 30, 2007. Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org . If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com .